Kien Huat Realty III Limited SC-13D/A

Exhibit 27

Kien Huat Realty III Limited

August 18, 2019

Hercules Topco LLC

c/o Genting Malaysia Berhad

24th Floor

Wisma Genting

Jalan Sultan Ismail

Kuala Lumpur

Malaysia

Re: Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among Hercules Topco LLC, a Delaware limited liability company (“Parent”), Hercules Merger Subsidiary Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and Empire Resorts, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, Merger Sub will be merged with and into the Company with the Company being the surviving entity of such merger (the “Merger”). Capitalized terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement, except as otherwise provided herein. This letter is being delivered by Kien Huat Realty III Limited, an Isle of Man limited company (“Investor”), to Parent in connection with the execution of the Merger Agreement. Concurrently with the delivery of this letter, Kien Huat Realty III Limited, an Isle of Man limited company (“Other Investor”) is entering into a letter agreement (the “Other Investor Equity Commitment Letter”) committing to invest in the Parent $30,700,000 in the aggregate pursuant to Section 1 of the Other Investor Equity Commitment Letter (the “Other Investor Commitment”). For the avoidance of doubt, the obligations of the Investor under this letter and the obligations of the Other Investor under the Other Investor Equity Commitment Letter shall be several and not joint.

1.       Commitment. This letter confirms the commitment of the Investor, subject to the terms and conditions set forth herein, to make a contribution (or cause an assignee permitted by the terms of Section 4(a) hereof to make a contribution), directly or indirectly, to Parent of an aggregate amount in cash equal to $30,700,000 (as such amount may be reduced in accordance with the terms hereof) (the “Commitment”) so as to purchase or maintain, as applicable, a 51% ownership interest in Parent, which amount shall be used solely to the extent necessary to fund, at the Closing, a portion of the Merger Consideration required to be delivered by Parent at Closing and any other amounts required to be paid by Parent at Closing, including fees and expenses, pursuant to, and in accordance with, the Merger Agreement, it being understood that under no circumstance shall the Investor (together with its permitted assigns) be obligated to purchase, directly or indirectly, any equity of Parent for an aggregate purchase price in excess of the Commitment. The obligation of the Investor (together with its permitted assigns) to fund the Commitment is subject to (i) the terms and conditions of this letter, (ii) the execution and delivery of the Merger Agreement by the Company and (iii) the satisfaction or waiver by Parent (in which waiver the Investor concurs in writing) of all of the conditions to the obligations of Parent and Merger Sub to effect the Closing set forth in Section 6.1 and Section 6.2 of the Merger Agreement (other than conditions which by their terms are to be satisfied by actions to be performed at the Closing, provided that such conditions would be satisfied or waived at the Closing). Such funding of the Commitment will occur, subject to the foregoing sentence, substantially contemporaneously with the Closing in accordance with the terms of the Merger Agreement. The amount to be funded under this letter may be reduced in the event that the Parent does not require all of the equity financing with respect to which the Investor and the Other Investor have made the Commitment and the Other Investor Commitment, respectively, in order to consummate the transactions contemplated by the Merger Agreement; provided, that (i) Investor’s Commitment, as reduced, shall equal fifty-one (51%) (the “Investor’s Proportionate Share”) of the aggregate amount of the sum of the Commitment and the Other Investor Comment, in each case, as reduced, and (ii) in no event may the Commitment be reduced in a manner that would adversely affect, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

2.       Damages Commitment. The Investor hereby commits to Parent to make a contribution (or cause an assignee permitted by the terms of Section 4(a) hereof to make a contribution), directly or indirectly, to Parent of an aggregate amount in cash of up to $30,700,000 (the “Damages Commitment”) so as to purchase or maintain, as applicable, an ownership interest in Parent equal to Investor’s Proportionate Share, which amount shall be used solely for the purpose of funding the Investor’s Proportionate Share of the payment of all monetary damages payable to the Company by Parent or Merger Sub arising out of the Merger Agreement solely to the extent that a court of competent jurisdiction shall have entered a final, non-appealable, judgment that such damages are due and payable by Parent or Merger Sub (a “Damages Award”); provided, that in no event shall the Investor’s aggregate liability under this Section 2 exceed the lesser of the Damages Commitment or the Investor’s Proportionate Share of all Damages Awards. The proceeds from the Investor’s Damages Commitment shall be used solely to fund the Investor’s Proportionate Share of a Damages Award, and for no other purpose.

3.       Termination.

(a)       The Investor’s obligation to fund the Commitment and all of the Investor’s obligations arising out of, or in connection with, the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the discharge of the obligations of the Investor hereunder in connection with the Closing, (b) the termination of the Merger Agreement in accordance with its terms and (c) the commencement of any action, suit, claim or proceeding at law or in equity or arbitration by or on behalf of any of the Company, any Company Related Party or any of their respective direct or indirect Affiliates, on the one hand, against Parent, Merger Sub, the Investor or any Related Party, the Other Investor or any “Related Party” (as defined in the Other Investor Equity Commitment Letter), on the other hand, in respect of, or for any claim based upon, arising out of or related to, this letter, the Other Investor Equity Commitment Letter, the Merger Agreement or any of the transactions contemplated thereby, or in respect of any other document or theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, other than the assertion of any rights (w) by the Company against the Investor and/or Parent to specifically enforce the provisions of this letter to the extent permitted by Section 6(b) hereof, (x) by the Company against the Other Investor and/or Parent to specifically enforce the provisions of the Other Investor Equity Commitment Letter to the extent permitted by Section 6(b) thereof, (y) by the Company against Parent and/or Merger Sub under the Merger Agreement (including for specific performance against Parent and/or Merger Sub pursuant to Section 8.15 of the Merger Agreement) or (z) by the Company against any counterparty under (I) the Confidentiality Agreements, (II) the Voting Agreement, (III) that certain letter agreement, dated February 17, 2016 and as amended December 28, 2017, between the Company and Kien Huat Realty III Limited, (IV) that certain commitment letter, dated November 6, 2018 and as last amended on or about the date hereof, between the Company and Kien Huat Realty III Limited or (IV) any other Contract between the Company, on the one hand, and Investor or a Related Party, on the other hand, entered into prior to the date hereof and unrelated to the transactions contemplated by the Merger Agreement, in case of the Contracts referred to in the foregoing clauses (I)-(IV) as they may be amended, modified or otherwise supplemented from time to time (such Contracts collectively, the “Other Contracts”).

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(b)       The Investor’s obligation to fund the Damages Commitment will terminate automatically and immediately upon the earliest to occur of (i) the discharge of the obligations of the Investor hereunder to fund the Commitment in connection with the Closing, (ii) 180 days following the termination of the Merger Agreement pursuant to Section 7.2(a), Section 7.2(c), Section 7.4(b) or Section 7.4(c) of the Merger Agreement, unless prior to such 180th day an action is commenced against the Investor and/or Parent in a court provided in Section 8 claiming that any portion of the Damages Commitment is due and owing because of a Willful and Material Breach of the Merger Agreement, (iii) 180 days following the delivery of a notice of termination of the Merger Agreement in accordance with Section 7.4 of the Merger Agreement, unless prior to such 180th day an action is commenced against the Investor and/or Parent in a court provided in Section 8 claiming that any portion of the Damages Commitment is due and owing (any such action or an action referred to in the immediately preceding clause (ii), a “Qualifying Suit”), (iv) the payment by the Investor to the Company (or the payment by the Investor to Parent and Parent’s payment of such amount to the Company) of an aggregate amount equal to the Investor’s Proportionate Share (not to exceed the Damages Commitment) of a Damages Award payable to the Company and (v) the commencement of any action, suit, claim or proceeding at law or in equity or arbitration by or on behalf of any of the Company, any Company Related Party or any of their respective direct or indirect Affiliates, on the one hand, against Parent, Merger Sub, the Investor or any Related Party, the Other Investor or any “Related Party” (as defined in the Other Investor Equity Commitment Letter), on the other hand, in respect of, or for any claim based upon, arising out of or related to, this letter, the Other Investor Equity Commitment Letter, the Merger Agreement or any of the transactions contemplated by any such agreement, or in respect of any other document or theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, other than the assertion of any rights (w) by the Company against the Investor and/or Parent to specifically enforce the provisions of this letter to the extent permitted by Section 6(b) hereof, (x) by the Company against the Other Investor and/or Parent to specifically enforce the provisions of the Other Investor Equity Commitment Letter to the extent permitted by Section 6(b) thereof, (y) by the Company against Parent and/or Merger Sub under the Merger Agreement (including for specific performance against Parent and/or Merger Sub pursuant to Section 8.15 of the Merger Agreement) or (z) by the Company against any counterparty under any Other Contract. In the event that a Qualifying Suit is timely commenced, this letter shall terminate upon the earliest to occur of (A) the discharge of the obligations of Parent and Merger Sub under the Merger Agreement in connection with the consummation of the Closing, (B) the final, non-appealable resolution of such Qualifying Suit and full satisfaction by Parent and the Investor of any obligations as required by a court of competent jurisdiction, (C) a written agreement between the Investor, Other Investor, Parent and the Company terminating the liabilities and obligations of the Investor pursuant to this letter and (D) payment by the Investor to the Company (or the payment by the Investor to Parent and Parent’s payment of such amount to the Company) of an aggregate amount equal to the Investor’s Proportionate Share (not to exceed the Damages Commitment) of a Damages Award payable to the Company.

(c)       Upon any such termination in accordance with Section 3(a) or 3(b), all rights and obligations of the parties hereunder with respect to the Commitment and the Damages Commitment shall terminate and there shall be no further liability on the part of any party hereto with respect thereto.

4.       Assignment; Amendments and Waivers; Entire Agreement.

(a)       The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of each of the other parties hereto, the Company and the Other Investor, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, (i) the Investor may assign all or a portion of its obligations to fund the Commitment or the Damages Commitment to one or more of its Affiliates or the Other Investor, (ii) Parent may assign all or a portion of its rights or obligations hereunder to an entity or entities that own, directly or indirectly, all or substantially all of the equity interests of Parent or Merger Sub, and (iii) if requested by Parent or the Other Investor, the Investor may assign all or a portion of its obligations hereunder to such Person or Persons designated by Parent or the Other Investor; provided, that, in the case of each of the preceding clauses (i) through (iii), no such assignment shall relieve the assigning party of any of its obligations hereunder, reduce the amount of the Commitment or the Damages Commitment of the Investor under this letter or have the effect of preventing or materially delaying the consummation of the transactions contemplated by this letter, the Other Investor Equity Commitment Letter or the Merger Agreement.

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(b)       This letter may not be amended except by an instrument signed by each of the parties hereto; provided, that the prior written consent of the Company and the Other Investor shall be required for any amendment, modification or waiver that adversely impacts the rights of the Company or the Other Investor hereunder (it being acknowledged and agreed that, subject to the last sentence of Section 1, any amendment to the definitions of either the Commitment or the Damages Commitment shall be deemed to adversely impact the rights of the Company and the Other Investor hereunder), and that the provisions hereof may be waived only by a writing signed by the party against whom such waiver is sought to be enforced.

(c)       Nothing contained herein shall restrict Parent or Merger Sub from converting to any other form of legal entity after the date hereof.

(d)       This letter together with the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

5.       No Third Party Beneficiaries.

(a)       Except (i) with respect to the Company and the Other Investor (who shall be express third party beneficiaries of Sections 4(a), 4(b), 6(b) and 11 hereof) and (ii) with respect to the Related Parties (who shall be express third party beneficiaries of Sections 3 and 6 hereof), this letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter shall be construed to confer upon or give to any Person (including the Company, any Company Related Party or any of their respective direct or indirect Affiliates), other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment, the Damages Commitment or any provisions of this letter.

6.       Limited Recourse; Enforcement.

(a)       Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith (but subject to the proviso at the end of this paragraph), Parent, by acceptance of the benefits of the Commitment and the Damages Commitment provided herein, covenants, agrees and acknowledges that no Person other than the Investor and Parent and their respective successors and permitted assigns hereunder shall have any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that the Investor or Parent or any of their respective successors or assigns may be a corporation, partnership or limited liability company, no Person, including Parent, has any rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any other document or theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise (each, a “Claim”), shall be had against and no liability shall attach to, any former, current or future direct or indirect holders of any equity, partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of any party hereto or any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of any of the foregoing (but not including the Investor, or its successors or assigns hereunder, or the Other Investor, Parent or Merger Sub or the Company) (collectively, the “Related Parties,” and each, a “Related Party”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a Claim by or on behalf of Parent against any Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, or otherwise, it being agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of the Investor, Parent or any of their respective successors or permitted assigns under this letter or any documents or instrument delivered in connection herewith or in respect of any other document (other than any such documents to which such Person is a party) or theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, or for any Claim based on, in respect of or by reason of such obligations or their creation; provided, that nothing in this Section 6(a) shall be construed to limit the assertion of rights as described and against the Persons specified in clauses (x), (y) and (z) of Sections 3(a) and 3(b) hereof.

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Parent further agrees that neither it nor any of its Affiliates shall have any right of recovery against the Investor or any Related Party, whether by piercing of the corporate veil, by a Claim on behalf of Parent or Merger Sub against the Investor or any Related Party, or otherwise, except for Parent’s right to be capitalized by the Investor under and to the extent provided in this letter and the Company’s right to enforce this letter against Parent and the Investor, in each case subject to the terms and conditions in this letter. Parent hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other Claim in respect of, or any Claim based upon, arising out of or related to, this letter, the Other Investor Equity Commitment Letter, the Merger Agreement or any of the transactions contemplated by any such agreement, or in respect of any other theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, against the Investor or any Related Party, except for Claims against the Investor under and in accordance with this letter and Claims against the Other Investor under and in accordance with the Other Investor Equity Commitment Letter. Without limiting the generality of the foregoing, except for Claims against the Investor under and in accordance with this letter and Claims against the Other Investor under and in accordance with the Other Investor Equity Commitment Letter, to the maximum extent explicitly permitted under applicable laws, (i) Parent hereby waives, releases and disclaims any and all Claims against all Related Parties, including, without limitation, any Claims to avoid or disregard the entity form of the Investor or otherwise impose any liability arising out of, relating to or in connection with a Claim on any Related Parties, whether a Claim granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) Parent disclaims any reliance upon any Related Parties with respect to any representation or warranty made in, in connection with, or as an inducement to this letter.

For the avoidance of doubt, and notwithstanding any other provision of this Agreement, the Investor and Parent acknowledge and agree that nothing in this letter shall be construed to limit Parent’s rights or remedies under the Merger Agreement. The parties acknowledge and agree that this Section 6(a) does not apply to, and shall not a constitute a release of any rights, obligations or Claims of Parent, pursuant to, and in accordance with, the Merger Agreement.

(b)       This letter may only be enforced by Parent or, solely to the extent expressly set forth in this Section 6(b), the Company or the Other Investor. Neither the Company nor the Other Investor shall have a right to enforce this letter except to the extent expressly set forth in this Section 6(b) and no other third party, including any Company Related Party or any of their respective direct or indirect Affiliates, or creditors, shall have any right to enforce this letter or to cause Parent to enforce this letter; provided, however, that the Company and the Other Investor are each hereby made third party beneficiaries of this letter for the purpose of the Company or the Other Investor seeking specific performance of (i) Section 4(a) or 4(b) hereof, (ii) the rights granted to Parent hereby to cause the Commitment to be funded hereunder to the extent that the conditions to the funding of the Commitment set forth in Section 1 hereof are satisfied and (iii) the rights granted to Parent hereby to cause the Damages Commitment to be funded hereunder to the extent such funding is required pursuant to Section 2 hereof. Under no circumstances shall the Company or the Other Investor be entitled to cause the Investor to fund both the Commitment (or any portion thereof) and the Damages Commitment (or any portion thereof).

7.       Confidentiality. This letter shall be treated as confidential and is being provided to Parent (and made available to the Company and its Representatives) solely in connection with the Merger Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement), except with the written consent of the Investor; provided that (i) no such written consent shall be required for disclosures by Parent to the Company or its Representatives so long as the Company and such Representatives agree to keep such information confidential on terms substantially identical to the terms contained in this Section 7; (ii) that any party hereto may disclose the existence of this letter to the extent required by any applicable law or to such party’s Affiliates and their respective officers, directors, employees, advisors, agents and other representatives to the extent such Persons in turn agree to abide by the confidentiality provisions of this Section 7 or in connection with any action or proceeding arising out of, under or in relation to the transactions contemplated by this letter, the Merger Agreement or any of the transactions contemplated by any such agreement and (iii) with the consent of Parent, not to unreasonably withheld, conditioned or delayed, to the extent required by applicable Law, the material terms of this letter may be summarized in any filing with the SEC required to be made by any party to the Merger Agreement.

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8.       Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This letter, and any dispute, claim, legal action, proceeding or controversy arising out of or in any way relating hereto or any of the transactions contemplated hereby shall be governed by, and construed in accordance with the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state without regard to the conflict of law rules thereof.

(b)       Each party hereby irrevocably (a) consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery (the “Court of Chancery”) and any State of Delaware appellate court therefrom located in the State of Delaware (or, only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware) in any dispute, claim, legal action proceeding or controversy described in Section 8(a) that is brought by any such party or its successors or assigns, (b) waives any objection to the laying of venue of any such action brought in such court, (c) waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum and (d) agrees that service of process or of any other papers upon such party in the manner provided in Section 10 or any other manner permitted by applicable law shall be deemed good, proper and effective service upon such party.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8(c).

9.       Counterparts. This letter may be executed and delivered (including by facsimile or electronic transmission in .pdf or similar electronic format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

10.       Notices. All notices or other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

If to Parent, to:

Hercules Topco LLC

c/o Genting Malaysia Berhad

24th Floor

Wisma Genting

Jalan Sultan Ismail

Kuala Lumpur

Malaysia

Attention:

Elaine Koh

Email:

elaine.loh@genting.com

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with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:

Steven L. Wilner, Esq.

Matthew P. Salerno, Esq.
James E. Langston, Esq.

Facsimile:

(212)225-3999

Email:

swilner@cgsh.com
msalerno@cgsh.com
jlangston@cgsh.com

and

Morris, Nichols, Arsht & Tunnell LLP
1201 N. Market Street
Wilmington, DE 19801
Attention:

Melissa DiVincenzo
Eric Klinger-Wilensky

Email:

mdivincenzo@mnat.com
ekwilensky@mnat.com

If to Investor, to:

Kien Huat Realty III Limited
21st Floor Wisma Genting
Jalan Sultan Ismail
Kuala Lumpur, Malaysia
Attention:

Gerard Lim Ewe Keng

Email:

gerard.lim@kienhuat.com

with a copy (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell LLP
1201 N. Market Street
Wilmington, DE 19801
Attention:

Melissa DiVincenzo
Eric Klinger-Wilensky

Email:

mdivincenzo@mnat.com
ekwilensky@mnat.com]

If to the Company, to:

c/o Special Committee of the Board of Directors
Empire Resorts, Inc.
Monticello Casino and Raceway
204 State Route 17B, P.O. Box 5013
Monticello, NY 12701
Attention:

Nanette L. Horner

Email:

nhorner@empireresorts.com

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with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:

Jeffrey D. Marell

Email:

jmarell@paulweiss.com

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by electronic mail, on the day on which such electronic mail was sent; provided that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

11.       Representations and Warranties. The Investor hereby represents and warrants to Parent, the Company and the Other Investor that (i) it is duly organized and validly exiting under the laws of its jurisdiction of organization and has all limited partnership or limited liability company, as applicable, power and authority to execute, deliver and perform this letter; (ii) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary limited partnership or limited liability company, as applicable, action, and no other proceedings or actions on the part of the Investor are necessary therefor; (iii) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles; (iv) Investor has cash on hand or access to cash in an amount sufficient to fund the Commitment or the Damages Award, in either case, when due under this letter; and (vi) assuming satisfaction of the conditions set forth in Section 6.01 of the Merger Agreement, all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement.

[Remainder of this page intentionally left blank.]

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Sincerely,

KIEN HUAT REALTY III LIMITED

By:	/s/ Yap Chong Chew
Name: Yap Chong Chew
Title: Authorized Signatory

Agreed to and accepted:

HERCULES TOPCO LLC

By:	/s/ Dato’ Sri Lee Choong Yan
Name:	Dato’ Sri Lee Choong Yan
Title:	Authorized Person

[Signature Page to Kien Huat Equity Commitment Letter]